As filed with the Securities and Exchange Commission May 25, 2000
File No.

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM SB-2
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933



                       MOUNTAIN OIL, INC.
     (Exact name of registrant as specified in its charter)

             Utah                           87-0639343
(State or Other Jurisdiction of           (IRS Employer
Incorporation or Organization)         Identification No.)

                         P. O. Box 1574
                      Roosevelt, UT  84066
                         (435) 722-2992
(Address and telephone number of registrant's principal offices)

                          Daniel S. Sam
                   319 West 100 South, Suite A
                        Vernal, UT  84078

    (Name, address and telephone number of agent for service)

                           Copies to:

                      Mark E. Lehman, Esq.
                    Cletha A. Walstrand, Esq.
                 Lehman, Jensen & Donahue, L.C.
                   8 East Broadway, Suite 620
                 Salt Lake City, UT  84111-2204
                         (801) 532-7858
                       (801) 363-1715 fax

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement becomes effective.

The securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                 CALCULATION OF REGISTRATION FEE

Title of Each  Amount to be  Proposed Offering  Proposed Maximum    Amount of
Class Of       Registered    Price Per Share    Aggregate Offering  Registration
Securities to                                   Price               Fee
be Registered

Common Stock   1,000,000     $2.25 per share    $2,250,000          $594.00
               shares

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS                                                  [LOGO]

              $500,000 Minimum / $2,250,000 Maximum
                       MOUNTAIN OIL, INC.
                          COMMON STOCK

     This is Mountain Oil's initial public offering. We are offering a minimum of 222,222 shares and a maximum of 1,000,000 shares of common stock. The public offering price is $2.25 per share.

     Our shares do not currently trade on any public market but we anticipate making application for trading on the Over the Counter Electronic Bulletin Board shortly after the effective date of this registration statement.

     See "Risk Factors" beginning on page 5 for certain information you should consider before you purchase the shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The shares are offered on a "minimum/maximum, best efforts" basis primarily through our officers and directors. No commission or other compensation related to the sale of the shares will be paid to any of our officers or directors. The proceeds of the offering will be placed and held in an escrow account at Bonneville Bank, 1675 North 200 West, Provo, Utah 84604, until a minimum of $500,000 in cash has been received as proceeds from sale of shares. If the minimum offering proceeds have not been received from the sale of the shares within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. The offering may be terminated by us prior to the expiration date.


               Price to Public      Commissions   Proceeds to Company

Per Share      $2.25                $-0-           $2.25

Minimum        $500,000             $-0-           $500,000

Maximum        $2,250,000           $-0-           $2,250,000


   The date of this Prospectus is _______________, _________.

                       PROSPECTUS SUMMARY

The Company

     We were formed as a Utah Corporation on July 30, 1999, to acquire and develop oil and gas properties. At the time of formation, we acquired the working interest in 24 oil and gas wells on 11,989 leased acres all within 30 miles of Duchense, Utah. We currently have four wells in production. Our objective is to bring additional fifteen wells into production during 2000 and identify new drill sites on our acreage.

     Our principal executive offices are located at 3954 East 200
North East Highway 40, Ballard, UT 84066 and our mailing address is P. O. Box 1574, Roosevelt, Utah 84066. Our telephone number is 435-722-2992.

The Offering

Common Stock Offered by Us   222,222 shares minimum
                             1,000,000 shares maximum


Common Stock to be           2,075,222 shares minimum
Outstanding                  2,853,000 shares maximum
After the Offering

Use of Proceeds              Proceeds from this offering will be
                             used to rework existing wells,
                             purchase equipment for producing
                             wells, connect wells to gas
                             gathering system, identify new
                             drill sites and working capital.


                          RISK FACTORS

     We have an extremely limited operating history so it will be difficult for you to evaluate an investment in our stock. We were formed in July, 1999, and since that time our business activities have been limited to settling outstanding liabilities, operating four wells, swabbing six wells for oil production and initiating refurbishment of our additional wells. There is no assurance we will be successful in refurbishing our wells or that the wells will ever be productive. We also have no assurance that we will be able to sell the gas and oil at a profit should the wells be productive. Any likelihood of future profitability must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the oil and natural gas exploration, development and production business in which we operate.

     We need additional capital and/or financing to refurbish our wells and initiate production. We have limited assets and we need the proceeds of this offering to commence and complete the refurbishment of our wells. Should we be unable to complete this offering, we may have to seek other sources of financing. There can be no assurance that additional sources of financing will be available at all or at a reasonable cost.

     Development of wells may not be successful or profitable. A portion of our oil and gas reserves are proved undeveloped reserves. Successful development and production of such reserves, although they are categorized as "proved," cannot be assured. Additional drilling will be necessary in future years both to maintain production levels and to define the extent and recoverability of existing reserves. There is no assurance that our present oil and gas wells will continue to produce at current or anticipated rates of production, that development drilling will be successful, that production of oil and gas will commence when expected, that there will be favorable markets for oil and gas which may be produced in the future or that production rates achieved in early periods can be maintained.

     Volatile oil and gas prices may adversely affect our results of operations. Our largest source of operating income is from the sale of produced oil, natural gas and natural gas liquids. The level of our revenues and earnings are affected by the price at which these commodities are sold. In the past, prices for oil, natural gas and natural gas liquids has been erratic. It is likely that these prices will continue to fluctuate in the future. Various factors beyond our control affect prices of oil and natural gas, including worldwide and domestic supplies of oil and natural gas, the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to agree to and maintain oil price and production controls, political instability of armed conflict in oil-producing regions, the price of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of pipeline capacity and changes in existing federal regulation and price controls.

     The accuracy of our reserve estimates is limited. This Prospectus contains estimates of reserves and of future net revenue which have been prepared by petroleum engineers. Estimates of reserves and of future net revenue prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. The actual amounts of production, revenue, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves to be encountered may vary substantially from the engineers' estimates. Oil and gas reserve estimates are necessarily inexact and involve matters of subjective and engineering judgment. In addition, any estimates of future net revenue and the present value thereof are based on price and cost assumptions made by us which only represent our best estimate. If these estimates of quantities, prices and costs prove inaccurate, we are unsuccessful in expanding our oil and gas reserves base with our capital expenditure program, and/or declines in and instability of oil and gas prices occur, then write downs in the capitalized costs associated with our oil and gas assets may be required. While we believe that the estimated proved oil and gas reserves and estimated future net revenues are reasonable and accurate, there is no assurance that certain revisions will not be made in the future.

     There are business risks related to our operations. The availability of a ready market for our oil and gas depends on numerous factors beyond our control, including the demand for and supply of oil and gas, the proximity of our natural gas reserves to pipelines, the capacity of such pipelines, fluctuations in production and seasonal demand, the effects of inclement weather and governmental regulation. New gas wells maybe shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into the area. New oil wells may have production curtailed until production facilities and equipment are acquired or developed. Our business will always be subject to these types of risks.

     We are subject to operating hazards and uninsured risks.
Our operations are subject to all of the risks incident to exploration for and production of oil and gas, including blow-outs, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells or production facilities or injury to persons and property. Our insurance may not fully cover certain of these risks and the occurrence of a significant event not fully insured against could have a material adverse effect on our financial position.

     We depend on certain key personnel to manage and operate our business. Our success will be largely dependent upon the efforts and active participation of Craig Phillips, the President of Mountain

Oil, Joe Ollivier, Chief Financial Officer, and Lynn Stratford, Vice President, Finance. The loss of the services of any the officers and key consultants may adversely affect our business decisions. We do not have key man insurance in place for any personnel and do not anticipate purchasing key man insurance until such time as revenues from operations allow.

     The oil and gas industry is highly competitive.   In seeking
suitable opportunities, we compete with a number of other companies, including large oil and gas companies and other independent operators with greater financial resources and, in some cases, with financial resources, personnel and facilities substantially greater than ours. There can be no assurance we can compete effectively with these larger entities.

     Government and environmental regulation may pose additional risks. The production and sale of gas and oil are subject to a variety of federal, state and local government regulations, including regulations concerning the prevention of waste, the discharge of materials into the environment, the conservation of natural gas and oil, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, and various other matters, including taxes. Many jurisdictions have at various times imposed limitations on the production of gas and oil by restricting the rate of flow for gas and oil wells below their actual capacity to produce. In addition, many states have raised state taxes on energy sources and additional increase may occur, although increases in state energy taxes would have no predictable effect on natural gas and oil prices. We believe we are in substantial compliance with applicable environmental and other government laws and regulations. However, there can be no assurance that significant costs for compliance will not be incurred in the future.

     We currently have outstanding options and convertible notes that may dilute the ownership interest in Mountain Oil held by other stockholders. As of May 5, 2000, we have outstanding options to purchase a total of 75,000 shares of common stock.
The exercise prices of the outstanding options range from $1.00 to $1.10 per share. The holders of the outstanding options might have the opportunity to profit from a rise in the market price (of which there is no assurance) of the shares of the common stock underlying the options. Also as of May-there are $825,000 in outstanding convertible notes. Each $1,000 note is convertible to 667 shares of common stock ($1.50 per share) until the due date of March 31, 2001.

     We are authorized to issue Preferred Stock. We are authorized to issue 10,000,000 shares of preferred stock. The shares of preferred stock may be issued from time to time in one or more series as may be determined by the Board of Directors without stockholder approval. Further, the voting powers and preferences, the relative rights of each such series, and the qualifications, limitations and restrictions may be established by the Board of Directors without stockholder approval. We do not currently have any preferred stock issued.

     We have conflicts of interest. Our directors and officers, are, or may become in their individual capacity, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses. Thus, there exists potential conflicts of interest including, among other things, time, effort and corporate opportunity, involved in participation with such other business entities. The amount of time which our officers and directors will devote to our business may be limited. It is not anticipated that any of such other business interests will be ones that are, or will be, in competition with us.

     We do not intend to pay dividends. No dividend has been paid on our securities since inception and our management does not intend to pay dividends at any time in the foreseeable future. Investors who anticipate the need for immediate dividends from their investments should refrain from purchasing any of the shares offered by us.

     We cannot assure the completion of the "Minimum-Maximum, Best Efforts" offering. The shares are being offered on a "minimum-maximum, best efforts" only basis and no individual or firm is committed to purchase or take down any of the shares. There is no assurance that any portion of the shares will be sold. In the event that at least $500,000 has not been received within 90 days of the date of this prospectus, which time period may be extended for up to an additional 30 days in our discretion, funds will be promptly returned to investors without interest and without deducting expenses of this offering. As such, you could invest money for as long as 120 days and have your investment returned without interest. Anytime after the minimum amount is received prior to termination of the offering, the escrowed funds will be transmitted to us and shares will then be issued and no refunds will be made to you thereafter.

     There is no guaranteed public market for our common stock. There is no market for our common stock. Presently, we are privately owned, and there is no market for any of our securities. This is our initial public offering. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by our officers and directors. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our common stock could adversely affect a shareholder in the event a shareholder desires to sell his shares. The company does anticipate filing for listing on the Over the Counter Bulletin Board should the offering succeed.

                   FORWARD-LOOKING STATEMENTS

     You should carefully consider the risk factors set forth above, as well as the other information contained in this Prospectus. This Prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in this "Risk Factors" section and elsewhere in this Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this Prospectus.

                  DILUTION AND COMPARATIVE DATA

     As of March 31, 2000, we had an unaudited net tangible book value (total tangible assets less total liabilities) of $601,000, or a net tangible book value per share of approximately $0.33. The following table shows the dilution to your equity interest without taking into account any changes in our net tangible book value after March 31, 2000, except the sale of the minimum and maximum number of shares offered and adjustments assuming full conversion of the outstanding convertible notes.

                    Assuming     Assuming     Assuming      Assuming
                    Minimum      minimum      Maximum       maximum
                    Shares Sold  with full    Shares Sold   with full
                                 note                       note
                                 conversion                 conversion

Shares Outstanding  2,075,222    2,625,222    2,853,000     3,403,000

Public offering     $500,000     $500,000     2,250,000     2,225,000
proceeds at $2.25
per share

Net tangible book   $0.48        $0.69        $0.96         $1.05
value before
offering $.033

Increase            $0.15        $0.36        $0.63         $0.75
attributable to
purchase of shares
by new investors

Pro forma net       $989,000     $1,814,467   $2,739,000     $3,564,467
tangible book
value after offering

Dilution per share  $1.77        $1.56        $1.29         $1.20
to new investors

Percent dilution     78.67%       69.3%        57.33%        53.3%

     The following table summarizes the comparative ownership and capital contributions of existing common stock shareholders and investors in this offering as of March 31, 2000:

                       Shares Owned    Total             Average Price
                       Number          Consideration     $
                                       %       Amount
Per Share

Present Shareholders
  Minimum Offering     1,803,000       89%     $603,000        $0.33
  Maximum Offering     1,803,000       64%     $603,000        $0.33

New Investors
  Minimum Offering       222,222       11%     $500,000        $2.25
  Maximum Offering     1,000,000       36%     $2,250,000      $2.25

     The numbers used for Present Shareholders assumes that none of the present shareholders purchase additional shares in this offering and does not account for 50,000 shares received on exercise of option in May 2000. It also assumes that none of the convertible notes outstanding are converted by the conclusion of the offering.

                         USE OF PROCEEDS

     The net proceeds to be realized by us from this offering, after deducting estimated offering related expenses of approximately $111,319 is approximately $388,681 if the minimum number of shares is sold and $2,138,681 if the maximum number of shares is sold.

     The following table sets forth our best estimate of the use of proceeds from the sale of the minimum and maximum amount of shares offered. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown.

Description                         Assuming Sale of   Assuming Sale of
                                    Minimum Offering   Maximum Offering

Payoff Liabilities
 Payoff Equipment Loan - Backhoe                        20,000
 Exercise Option to Purchase
  Hot Oil Truck                                         25,000

Oil & Gas Development
 Purchase Service Equipment                             50,000
 Purchase Oil Well Equipment             50,000         250,000
Rework & Re-complete Oil Wells           200,000        1,200,000
 Joint Venture Drilling                                 300,000
 Purchase Tribal Leases                                 25,000

General & Administrative Expenses
    Payroll - Administrative             29,000         29,000
    Legal & Professional                 6,000          6,000
    Office Overhead                      5,000          5,000
    Insurance                            6,000          6,000
    Mortgage Payments                    2,000          2,000

Interest on Indebtedness                 20,000         10,000

Working Capital                          20,681         160,681

TOTAL NET PROCEEDS                       338,681        2,138,681

     The Working Capital Reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including wages and salaries, professional fees, expenses, payment of rent, and other administrative costs.

     Pending expenditures of the proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts, insured certificates of deposit and/or in insured banking accounts.

                         CAPITALIZATION

     The following tables sets forth our capitalization as of March 31, 2000, on an actual basis. This table should be read in conjunction with the Financial Statement of the Company and the notes thereto.

 Stockholders' equity:
   Preferred stock, no par value,
    authorized 10,000,000
    shares; no shares issued or outstanding
   Common stock, no par value, authorized
    50,000,000 Shares; 1,803,000 shares
    issued and outstanding                    603,000
   Additional paid-in capital                     -0-
   Accumulated deficit                         (2,214)

Total Stockholders equity                    $600,786

                        PLAN OF OPERATION

Proposed operations and capital requirements

     Our 24 wells are in proven oil fields and we have 11,989 acres under lease. Ten of our wells are currently producing either with pumps or by swabbing. To date, all of the wells have produced approximately $6,200,000 in revenues. Under ownership of Mountain Oil since July 1999, the ten wells have produced $244,514 in revenues through March 2000. All of the other wells need some improvement before production can commence or resume.

     We have six men in the field each day working on the wells. The activities currently being performed by the crew include swabbing, hot oil treatments, repair, maintenance, pump installation and above ground preparations for refurbishment.
All of our wells are drilled and cased, however, various refurbishment is required on a majority of the wells. Currently, four of the wells are producing with pump jacks installed and another ten are waiting for either permits or the arrival of pumps. The six wells that do not have pump jacks are swabbed on a weekly basis. Swabbing brings oil to the surface without a pump and accounts for about 40% of our current production. The remaining 14 wells are "Proved Developed Non-producing" wells. This indicates the sites are known to have liftable oil reserves, are developed with drilling equipment, but are not currently producing. We believe all but one of these wells can become economic through identified refurbishment. The one well that is not economically feasible is scheduled to be plugged and abandoned by September 2000.

     The following table contains a list of each well, work to be done, and estimated cost.

WELL                   WORK TO BE DONE              COST ESTIMATE

Nielsen 1-20B 1        Change Down Hole Pump        $15,000

Brundage Canyon 1-13   Hot oil, start pumping       $1,500
                       chemical

Brundage Canyon 24-12  Hot oil, start pumping       $500
                       chemical
Brundage Canyon 16-2   Hot oil, start pumping       $500
                       chemical
                       Rebuild trace pump, glycol

Brundage Canyon 13-15X Refurbishment and well       $15,000
                       stimulation

Dye Hall 2-21-b-1      Pump Unit, Rod &             $350,000
                       refurbishment
                       Well stimulation

Lawson 1-21            Review for production        $25,000

L.E. Font 3-27-22      Pump Unit, Rod &             $250,000
                       refurbishment, well
                       stimulation & perforate

Ute 116 A-1            Repair pump unit             $10,000

Fausett 1-26-A1E       Refurbishment, Surface       $60,000
                       change
                       Downhole pump

Fausett 1-2B1E         Pump unit, rods              $250,000
                       refurbishment
                       Reperforate

Myron Ranch 1-280B1    Pump unit, rods, surface,    $250,000
                       reperforate

Wilkens 1-24           Pump unit rods, well         $250,000
                       stimulation

Walker 2-24            Plug & Abandon               $40,000

Josie 1-3 B5           Test                         $20,000

1-31 C5                Pump unit, rods              $250,000
                       refurbishment, reperforate,
                       well stimulation

Coyote Canyon 10-9     Pump unit, treator heater    $75,000
                       separator

1-19 B5                Pump unit, rods,             $275,000
                       refurbishment, recomplete

1-12 B6                Review

Black Jack 1-1406      Pump unit, tank, heater,     $200,000
                       recomplete

11-25                  Pump unit, recomplete        $110,000

11-18                  Pump unit, recomplete        $110,000

7-24                   Pump, unit well stimulation  $75,000

     We have estimated the total cost at $2,882,500 to refurbish
our existing wells.   We have scheduled our operations and well
development into three phases.

     Phase I is now in progress and we plan on completing it in November 2000. Phase I consists of the refurbishment of existing wells. We are committed to a minimum of two recompletion attempts in new zones. The recompletion process pulls and tests tubing and rods from the well. Certain areas of the well will be treated with hydrochloric acid. Some portions of the well casing will be perforated to allow more oil flow into the well bore. These projects should boost field production. Simultaneously, we will install natural gas gathering systems at wells that lack such development. This line will deliver gas via the Coastal Gas collection system to existing mainlines owned by Questar Gas.

     Phase II will commence during the fourth quarter of 2000 and is scheduled for completion in the second quarter of 2001. We intend to drill horizontally to new zones in existing wells and complete new oil and gas wells at the Brundage Canyon and West Willows Creek field. These sites are in proven oil fields. New wells cost approximately $400,000 each. We may use existing capital, bank lines of credit and partnerships to drill these shallow off site wells in proven areas. Through the practice of injecting water into a low producing well, we will be able to increase production in an adjoining well. Water flood injection will also begin during this phase. Finally, during this phase, we will begin leasing the mineral rights to new reserves in established areas.

     Phase III will commence following Phase II and includes the continued drilling of natural gas wells in shallow areas of our lease holdings. We believe that this can be done at a low cost relative to the production payback. Partnerships with drilling companies, other oil companies and joint ventures will be pursued aggressively during this phase.

     We completed our first funding in December 1999 by selling our common stock to accredited investors in which we raised $519,000. We completed another round of funding in April 2000, by selling convertible debentures to accredited investors and raised $825,000. These debentures are convertible at $1.50 per share (667 shares per $1000 note)-the notes come due on March 30, 2002 and are convertible up to that time. An officer and
director exercised options for $50,000 in April 2000.   We
believe these funds along with the funds to be recognized in this offering will enable us to complete Phase I and commence Phase II.

     We currently have a production contract in place with Enron Trading & Transportation ("EOTT") at spot prices. The contract is a month to month contract that may be terminated by either party upon thirty days written notice. Under the terms of the contract, EOTT will purchase all of the crude oil we can produce at the daily posted price for the day of delivery. We receive our monthly production check on the 20th of the month following production.

     A major cost each month will be royalty payments on gross revenues to owners of royalty interests in the properties. These royalties ranges between 16.6% to 25% of revenues with an average of 20%.

     Financing for the completion of Phase II and for Phase III will be generated internally from operations. In addition, we will seek additional debt or equity financing or joint ventures with third parties yet to be identified to fund Phase II and III.

                      RESULTS OF OPERATIONS

     From Inception to Year Ended December 31, 1999

     Oil and gas sales were $77,000 from July 30, 1999 (date of inception) to December 31, 1999. Cost of sales for that period were $45,000 with a gross profit of $32,000. General and administrative expenses were $33,000 with depreciation, depletion and amortization expenses at $12,000. Interest expense was $4,000. We recognized a net loss in the amount of $17,000 during the period from inception to December 31, 1999.

     Net cash used in operating activities was $186,000 and we purchased property and equipment for $10,000. We received $206,000 as proceeds from short-term debt and paid $7,000 against the debt. We also received $509,000 in proceeds from the issuance of our stock. Net cash provided by financing activities was $708,000. And as of December 31,1999, we had $512,000 cash on hand.

     For the Three Months Ended March 31, 2000

     Oil and gas sales were $168,000 for the three months ended March 31, 2000. Cost of sales for that period were $39,000 with a gross profit of $129,000. The increase is due to increased production from our operating wells. General and administrative expenses were $91,000 with depreciation, depletion and amortization expenses as $22,000 for the three months ended March 31, 2000. Interest expense was $4,000 and other income was $3,000. We recognized a net income of $15,000 for the three months ended March 31, 2000.

     Net cash used in operating activities for the three month period ended March 31, 2000 was $71,000. We paid $100,000 on related party notes and $7,000 on short-term debt during the period and we received $10,000 in collection of subscription receivable. Net cash used in financing activities was $97,000. We had a net decrease in cash of $427,000. As of March 31, 2000, we had $85,000 in cash on hand.

                            BUSINESS

General

     We are a Utah corporation formed on July 30, 1999 engaged in the oil and gas acquisition, exploration, development and production business. Our wells and operations are located within a thirty mile radius of Duchesne, Utah. We acquired the assets of Environmental Remediation Holding Company ("ERHC") which included the following:

       Twenty-four oil and gas wells
       Leased mineral rights on 11,989 acres
       Downhole and surface equipment on all twenty-four wells
       An office building on Highway 40 in Ballard, Utah

     The first wells were drilled in 1964 and the last well was drilled in 1988 and at one time, all wells were producing. However, due to lack of maintenance by ERHC, most of the wells had ceased production at the time we acquired them. Since July, 1999, we have focused our efforts on settling outstanding liabilities, raising capital, and initiating refurbishment of the wells.

     We currently have four wells in production with an additional fifteen wells scheduled to begin producing by the end of July, 2000. We produce black wax crude oil, yellow wax crude oil, and natural gas. The production mix of each type of oil or gas varies according to each well. To date, these wells have produced 2,225,000 barrels of oil and 1,960,000,000 cubic feet of natural gas.

     We do not own the land on which the wells are located, but we lease the minerals rights subject to royalty interests. The land and royalty interests are owned by the State of Utah, the Ute Indian Tribe, or by private individuals.

     Eleven of the 24 wells are "Proved Developed Producing" wells, meaning that there is known oil, the wells have been drilled and cased, and can produce oil. Of these eleven wells, four are currently producing with pump jacks installed, three are economic and can produce, and four are breakeven or uneconomic until they are refurbished. The wells that do not have pump jacks are swabbed on a weekly basis. Swabbing brings oil to the surface without a pump and accounts for about 40% of our current production. The four economic wells that are in production have reserves of 63,000 barrels of oil and gas reserves of 49,800,000 cubic feet.

     The remaining thirteen wells are "Proved Developed Non-producing" wells. This indicates the sites are known to have liftable oil reserves, are developed with drilling equipment, but are not currently producing. We believe all but one of these wells can become economic through identified refurbishment.

     In addition to our existing wells, the mineral leases on approximately 11,989 acres can support up to 127 new wells that may need to be drilled.

     All of our oil production is sold to Enron Corporation
(EOTT) and our natural gas is sold to Coastal Field Services.
Natural gas produced at the wells is also used to run the pump jacks and other equipment used for production.

Operations

     All of our reserves are located in the Duchesne and Uintah Counties of Utah. We have no interest in oil and gas applicable to long-term supply or similar agreements with foreign governments or authorities in which we act as the producer and share revenues from the reserves of investors accounted for by the equity method, accordingly, no information pertaining to those categories is presented here.

     As of December 31, 1999, we leased 11,989 gross (10,900 net) acres of developed oil and gas properties.

     The oil and gas properties in which we own an interest are held under oil and gas leases negotiated directly with private mineral owners, the state of Utah and the Ute Indian Tribe. The leases are held in perpetuity so long as we continue to produce oil and gas or make minimum lease payments.

     Our total Proved Primary net oil and gas reserves are 1,065 Mbbls of oil and 1,389 MMcf of natural gas. Net present value of the total Proved Primary oil and gas reserves is $2,124,812. Total Proved Primary plus Proved Improved reserves are 1,647 Mbbls of oil and 2,013 MMcf of natural gas. Net present value of the total Proved Primary plus Proved Improved oil and gas reserves is $3,742,769.

     All of our wells are completed in the Green River and Wasatch formations and are located in Duchesne and Uintah Counties in the state of Utah. Of the 18 un-economic wells, fifteen wells are shut in. Proved Developed Producing reserves may be assigned at a future date when economic production history has been re-established for the 18 wells classified as un-economic wells. None of the 18 un-economic wells were assigned any Proved Developed Non-Producing reserves. The four economic Proved Developed Producing wells have remaining net oil reserves of 40 Mbbls and remaining net gas reserves of 34 MMcf. Net present value of the four economic Proved Developed Producing wells, discounted at 10% as of December 31, 1999, is $228,029.
An oil price of $21.55/bbl for Black Wax, $25.50/bbl for Yellow Wax, and a gas price of $2.10/mcf was used in the economic analysis of the reserves. Oil and gas prices were not escalated.

Market

     We sell all of our oil production to EOTT at spot prices. The price for Yellow Wax Crude from the Uinta Basin is consistently the highest of any type of crude oil in the country. The spot price on May 5, 2000 was $26.75 per barrel for Yellow Wax Crude and $23.00 per barrel for Black Wax Crude (eott.com). Natural gas is currently at $3.10 per thousand cubic feet (Bloomberg, May 5, 2000). Emerging from a two-year downturn, oil prices reached their highest level since the Gulf War in 1999 and have continued to rise. EOTT will take all of the oil that we can produce.

     Prices for oil and gas are driven strictly by supply and demand. We can sell our products to any one of five distributors, including Enron, Chevron, Flying J, AMACO, and
Phillips.

     Prices among the five distributors are nearly equal. We decided to sell to Enron based on quality of service and relationships between our companies.

     We currently do not use commodity futures contracts or price swaps in marketing our crude oil and natural gas.

Title to Properties

     As is customary in the oil and gas industry, only a perfunctory title examination is conducted at the time oil and gas leases are acquired. Prior to the commencement of drilling operations, a thorough title examination is conducted. We believe the title to our properties is good and indefeasible in accordance with standards generally accepted in the oil and gas industry. Some prospects may be burdened by customary royalty interests, liens incident to oil and gas operations and liens for taxes and other governmental charges as well as encumbrances, easements and restrictions. We do not believe that any of these burdens will materially interfere with the use of the property.

Regulation

     All aspects of the oil and gas industry are extensively regulated by federal, state, and local governments. Regulations govern such things as drilling permits, production rates, environmental protection and pollution control, royalty rates, and taxation rates. These regulations may substantially increase the cost of doing business and sometimes prevent or delay the start or continuation of any given exploration or development project. Regulations are subject to future changes by legislative and administrative action and by judicial decisions, which may adversely affect the petroleum industry.

     We believe our operations comply with all applicable legislation and regulations in all material respects and that the existence of such regulations has had no more restrictive effect on our method of operations than other similar companies in the industry. Although we do not believe our business operations presently impair environmental quality, compliance with federal, state and local regulations which have been enacted or adopted regulating the discharge of materials into the environment could have an adverse effect upon our capital expenditures, earnings and competitive position.

     In the areas which we conduct our operations, there are statutory provisions regulating the production of oil and natural gas. These rules may restrict the oil and gas production rate to below the rate our wells can produce. We are also subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. We may be required to obtain permits before drilling and operating our wells. Also, we may be subject to liability for pollution which results from our operations. It is impossible to predict if and to what extent these regulations may impact our operations.

     State regulatory authorities have established rules and regulations requiring permits for drilling operations, drilling bonds and/or reports concerning operations. The state regulatory authorities may also have statutes and regulations concerning the spacing of wells, environmental matters and conservation.

     We intend to comply with all regulations pertaining to our operations. However, future legislation and regulation may have adverse impact on our business.

Competition

     The oil and gas industry is highly competitive in all phases. We will encounter strong competition from other independent oil companies in all areas of our business including marketing, production and obtaining external financing. Most of our competitors have financial resources, personnel, and facilities substantially greater than ours. However, unless there is a substantial drop in the market for oil and natural gas, we can sell our products at daily spot prices.

Employees

     We presently have one full-time officer and two full time office staff. In addition, we employ consultants from time-to-time to assist in evaluating oil and gas properties. We employ six additional full time production employees who are on call 24 hours a day.

Legal proceedings

     Mountain Oil is not a party to any material pending legal proceedings, and to the best of its knowledge, no such proceedings by or against Mountain Oil have been threatened.

Facilities

     Our offices are located at 3954 East Highway 40, Ballard,
Uintah County, Utah.   Out building consists of a total of 2,400
square feet with 1,200 square feet on each of two floors. All administrative and managerial functions are performed at our office location. We have purchased our building for $29,324.55 and are current in our mortgage payments.

                 OIL AND GAS RESERVE INFORMATION

     Table 1 presents a summary of the Proved Developed Producing, Proved Undeveloped, Probable and Possible net oil and gas reserves. No reserve value was assigned to Proved Developed Non-Producing behind pipe reserves pending completion of a detailed geological report. Table 2 presents a summary of the Proved Developed Producing, Proved Undeveloped, Improved Proved Undeveloped, Probable, improved Probable and Possible net oil and gas reserves. Table 1 presents the primary production value of the properties if improved oil recovery by waterflooding is not implemented. Table 2 presents the value of the company if improved oil recovery by waterflooding is implemented.

     We have twenty four wells of which one is slated for plug and abandonment, the remaining twenty three wells are included in this report. We have nine economic 40-acre primary Proved Undeveloped locations in the Green River formation in the Brundage Canyon and Myton Bench fields and five un-economic primary locations at current oil prices. We also have three economic 320 acre primary Proved Undeveloped locations in the Wasatch and Green River formations in the Altamont and Bluebell fields. The nine 40-acre Green River primary Proved Undeveloped locations and three 320-acre Wasatch and Green River primary Proved Undeveloped locations have a net primary potential recovery of

1,025 Mbbls of oil and 1,355 MMcf of natural gas with net present value of $1,896,783 discounted at 10%.

     The nine 40-acre economic Proved Undeveloped Green River formation wells in Brundage Canyon and Myton Bench fields and the five un-economic locations have incremental Improved Proved Undeveloped water flood recovery net potential of 582 Mbbls of oil and 624 MMcf of natural gas with an incremental Net Present Value of $1,617,957 discounted at 10%.

     We have seven Wasatch and Green River Probable well locations in the Bridgeland and West Willow Creek North prospect areas. We also have twenty 40-acre primary Probable locations in the Green River formation in the Brundage Canyon and Myton Bench fields west and north of the Antelope Creek field. The antelope Creek field has been under water flood since 1996. The twenty 40-acre Green River and seven Wasatch/Green River Probable locations have a net primary potential recovery of 988 Mbbls of oil and 1,460 MMcf of natural gas with a net present value of $1,489,067 discounted at 10%.

     We also have thirty-one Improved Probable 40-acre Green River well locations located in Brundage Canyon and Myton Bench fields. These thirty-one well locations have Improved Probable water flood recovery net potential of 522 Mbbls of oil and 543 MMcf of natural gas with a Net Present Value of $2,223,912 discounted at 10%. Eight Possible Green River and Wasatch locations are owned in the West Willow Creek North prospect area and have a net potential of 350 Mbbls of oil and 101 MMcf of gas with a net present value of $1,554,417 discounted at 10%.

     The largest potential up side for development of our oil and gas reserves is implementation of an improved oil recovery water flood in the Green River formation in Brundage Canyon and Myton Bench fields and possible behind pipe Proved Developed Non-Producing reserves in shut in or un-economic Wasatch wells. The Proved Developed Non-Producing reserve potential is not accounted for since geologic studies are not complete at the present time. However, behind pipe reserves may exist in many of the Green River and Wasatch wells with significant up side value.

     Our undeveloped properties in the Altamont, Bluebell, Brundage Canyon, Myton Bench, Duchesne, West Willow Creek North, and Bridgeland fields have significant potential for both primary and improved recovery of oil and gas. We hold over two sections with water flood potential in the Green River formation in Brundage Canyon and Myton Bench fields. Initial water flood tests were conducted in Section 25 of T5S R4W as early as 1992 by Ironwood Exploration. Petroglyph Operating Company began water flooding the Green River formation in T5S R3W in Antelope Creek field in 1996.

     Extensive data has been published by the Department of Energy ("DOE") under the "Green River Water Flood Demonstration Project" BOE/BC/14958-11 presenting potential for oil recovery up to 25% of the original oil in place using water flooding techniques in the Green River formation in Monument Butte field. Monument Butte field is located nine miles east of our Myton Bench and Brundage Canyon fields. Similar Green River sands flooded in the Monument Butte field exist in our leases.

     The DOE study found that 5% primary recovery of the original oil in place equated to between 35,000 and 55,000 primary bbls of oil recovery for an average Green River well in Monument Butte field. Primary oil recovery in Section 13 T5S R4W from Ute # 1-13 and Ute #1-13X Green River wells matches this DOE forecast. Average production from the Ute # 1-13 and Ute # 1-13X wells is 49,000 bbls.

     The DOE forecast of 25% of the oil in place for Monument Butte field has not been successfully demonstrated by the water flood response in Antelope Creed field located immediately east of our properties. A recovery of 25% of the reserves from water flooding in Monument Butte field would equate to improved recovery of 250,000 bbls versus 50,000 bbls from 5% primary recovery. The Antelope

Creed field results have demonstrated that improved oil recovery by waterflooding will approach between 7.5% to10% of the original oil in place due to the fact that the Green River formation becomes less permeable west of Monument Butte field. Therefore, an incremental Improved oil recovery of 2.5% of the original oil in place was used to assess the Improved Proved Undeveloped and Improved Probable oil reserves in Section 13 and 24 of T5S R4W in Brundage Canyon and Myton Bench fields.

     Oil reserves were assigned to our Improved Proved Undeveloped and Improved Probable properties at 50% of the Proved Developed Producing or Proved Undeveloped offset wells Primary oil recovery volume. A ratio of water inject well to producing wells of one to four was used in preparation of the economics.

     Our Green River wells in T5S R4W are adjacent to either Sowers Canyon or Antelope Creek Canyon which both contain sufficient water in shallow acquifers to initiate a water flood program. Fresh water sands can be found between 200 and 400 feet from surface in valley bottoms in Sowers and Antelope Creek Canyons.

     Possible Green River and Wasatch reserves were assigned in the West Willow Creek North prospect. Geological mapping indicates the possibility of the extension of both Green River and Wasatch oil sand from the Duck Greek field in T9S R19E south west of our properties. Wasatch production and Green River production immediately surrounding the properties is un-economic. However, the central sections of leases containing the Green River and Wasatch formations have not been drilled. Due to the high uncertainty associated with this prospect, the reserves were classified as Possible. Improved Possible oil reserves were not assigned to any properties. However, Bishop has recently demonstrated Green River water flood recovery east of the West Willow Creek North properties.

     Operating Expenses. The average expense utilized for the reserve evaluations was $1,700 per month per well for a Green River and shallow Wasatch well completion in Brundage Canyon, Myton Bench, West Willow Creek North, and River Junction fields. Operating expense of $4,000 per month per well was used for operating expenses for a deep Wasatch and Green River completion in the Bluebell and Altamont fields. This figure reflects actual monthly operating costs, excluding all State of Utah Severance and Conservation Taxes and Duchesne and Uintah County Ad Valorem property taxes. Monthly operating expenses were not escalated. Improved oil and gas reserves were calculated using an additional incremental monthly operating cost of $1,800 per well.
Therefore, the total monthly operating costs for an Improved Green River well would be $3,500 per month.

     Oil and Gas Prices. An oil sales price of $25.50 per barrel was utilized for Yellow Wax and $21.50/bbl was used for Black Wax oil sales. This oil price is based upon the oil price in effect on December 31, 1999 as posted by EOTT on its web site
"eott.com". Oil price was not escalated for the economic evaluation.

     Gas sales price used was $2.10/mcf. The gas price used was the estimated gas sales price in effect on December 31, 1999 although sales receipts for actual December 1999 gas sales prices was not available. Gas prices also were not escalated for the economic life of each well.

     Working and Net Revenue Interests. We utilized only the working and net revenue interests for each well. Each economic evaluation report states the working and mineral interest ownership for each well. In some cases the offset Proved Undeveloped, Probable, Improved Proved Undeveloped and Improved Probable locations have different working and net revenue interest than the primary producing well holding the acreage. Mineral interests held by us including working and net revenue interests, were not independently verified.

     Uneconomic Wells. Eighteen of the twenty three wells are currently un-economic.

     Ad Valorem and Severance Taxes.  8.75% was utilized for Ad
Valorem taxes based upon Duchesne and Uintah County historical tax assessments for the wells. A Severance tax rate of 2% was utilized for the State of Utah.

     Depreciation, Depletion, Tax Credits and Federal Taxes. The analysis was performed using before tax evaluation procedures.
No calculations of federal taxes or credit for depreciation, depletion, or any type of tax credits were applied to the analysis.

     Computerized Decline Curve Analysis. Production decline curves were generated on the OGRE and IDEA computer programs utilizing historical production data. The decline curves were then adjusted by eliminating all zero values for oil and gas production and eliminating non representative lower boundary values prior to computerized curve fitting.

     All individual reports, decline curve production plots, and the oil and gas reserve summary report were generated utilizing the David P. Cooke and Associates Oil and Gas Reserve Evaluation
(OGRE) and Interactive Decline Evaluation and Analysis (IDEA) computer programs. The David P. Cooke and Associates computer programs are widely used and generally accepted by the Oil and Gas Industry through the United States for oil and gas reserve and economic analysis.

     The computer fit the decline curve history for both oil and gas production utilizing either Hyperbolic or Harmonic fits. The optimum decline curve fit was then extended to generate future production history to economic limit of each well. A maximum well life of 30 years was utilized as a cut off in the analysis due to the uncertainty of future oil and gas prices.

     If the computer generated a matching mathematical curve fit which did not accurately reflect past production history, adjustments were made to the equations in order to create a more accurate mathematical curve match and generate representative future production history values for economic analysis.

     Well Life Limitation. A maximum of 30 years of well life was utilized in the analysis.

     Improved Development Costs. Each improved well economic analysis lists the equipment and capital cost required to develop the Improved Proved Undeveloped and Improved Probable oil and gas reserves. Costs for Improved well developed is listed below:

   Cost of drill and complete a water source well         $ 50,000
   Cost to convert a producing well to an injection well  $ 50,000
   Cost for one 1,200 bbl/day water injection station     $150,000
   Cost to install buried water injection pipelines       $20.00/ft

     Drilling and Completion Costs. Drilling and completion costs were assumed to be $355,000 for Green River development in Brundage Canyon and Myton Bench area. Deep Wasatch and Green River formation drilling and completion costs in Altamont and Bluebell fields were assumed to be either $1,600,000 or $2,600,000 per well, depending on location. Drilling and completion costs were assumed to be $370,000 for the Green River and $550,000 for the Wasatch formation in the West Willow Creek North prospect.

                             TABLE 1

                  NET OIL AND GAS RESERVES AND
            NET PRESENT VALUE AS OF DECEMBER 31, 1999

  PRIMARY DEVELOPMENT ONLY (i.e., WATER FLOOD NOT IMPLEMENTED)

Reserve           Net Oil        Net Gas         Net Present
Classification    Remaining      Remaining       Value
                  Mbbls          MMcf            At 10% Discount

Proved Developed  40             34              $228,029
Producing

Proved            1,026          1,212           $1,896,783
Undeveloped

Primary Total     1,065          1,389           $2,124,812
Proved

Probable          988            1,460           $1,489,067

Primary Total     2,053          2,849           $3,613,879
Proved
And Probable

Possible          350            101             $1,554,417

Primary Total     2,403          2,950           $5,168,296
Proved,
Probable and
Possible

                             TABLE 2

                  NET OIL AND GAS RESERVES AND
            NET PRESENT VALUE AS OF DECEMBER 31, 1999

      IMPROVED SECONDARY (i.e., WATER FLOOD IS IMPLEMENTED)

Reserve            Net Oil        Net Gas        Net Present
Classification     Remaining      Remaining      Value
                   Mbbls          MMcf           at 10% Discount

Proved Developed   40             34             $228,029
Producing

Proved Undeveloped 1,025          1,355          $1,896,783

Uneconomic Proved  284            297            ($469,800)
Undeveloped
Waterflood

Improved Proved    298            327            $2,087,757
Undeveloped

Improved           1,647          2,013          $3,742,769
Total Proved

Probable           988            1,461          $1,489,067

Improved Probable  522            543            $2,223,912

Improved Total     3,157          4,017          $7,455,748
Proved
And Probable

Possible           350            101            $1,554,417

Improved Total     3,507          4,118          $9,010,165
Proved,
Probable and
Possible

                           MANAGEMENT

     Our business will be managed by our officers and directors.
The following persons are the officers and directors of Mountain
Oil:

Name                    Age    Position                     Since

Craig K.  Phillips      47     President and Director       July 1999

Joseph F. Ollivier      58     Vice President - Chief       July 1999
                               Financial Officer/Investor
                               Relations Officer and
                               Director

Lynn Stratford          57     Vice President - Finance     February 2000
                               and Director

Daniel S. Sam           37     Secretary, Treasurer,        July 1999
                               General Counsel and
                               Director

Biographies

     The following are brief biographies of the officers and directors:

     Craig K. Phillips, President and Director. Craig K. Phillips has nearly 30 years of experience in the oil industry. Mr. Phillips began his career as a roughneck on a drilling crew and progressed into managing drilling projects, analyzing oil and gas zones, repair, maintenance, founding oil companies, purchasing oil and gas properties, refurbishing wells, and consulting. Mr. Phillips has specifically been involved with the wells in this project through his former company Uinta Gas and Oil. Mr. Phillips knows the Uinta Basin oil fields (Altamont, Bluebell, Myton, and Brundage Canyon) and the detailed history of each well. Mr. Phillips' primary responsibility is the firm's day to day operations. Mr. Phillips understands what makes the wells produce efficiently and is focused on maximizing daily output. Mr. Phillips is one of the co-founders of Mountain Oil.

     Joseph F. Ollivier, Vice President, Chief Financial Officer and Director. Joseph F. Ollivier is a Stanford MBA graduate who
has been in the investment field for over 25 years.   For the
past five years Mr. Ollivier has been a managing member of First Capital Funding, L.C. where he supervises loan activity. Mr. Ollivier is responsible for raising capital, interfacing with the auditors, security attorneys and overseeing the company's financial direction. Mr. Ollivier also directs investor relations. Mr. Ollivier is also a director of Datigen.com, Inc., a public company.

     Lynn Stratford, Vice President and Director. Lynn Stratford is a Northwestern MBA graduate. Mr. Stratford worked for two years with Arthur Andersen & Co. after graduate school. For the last 28 years Mr. Stratford has been the financial specialist in his own venture capitalist firm, starting new companies as well as buying and selling companies. Mr. Stratford has expertise in management, accounting, computers, and financial analysis.

     Daniel S. Sam, Secretary, Treasurer, General Counsel and Director. Daniel S. Sam holds a Juris Doctor degree and has legal experience in corporations, taxes, real estate, government affairs and contracts. Mr. Sam is an expert in negotiating oil and gas leases. Mr. Sam has an established law practice in the Vernal, Utah, area and is also a CPA. Mr. Sam is the co-founder of Mountain Oil along with Mr. Phillips.

                          COMPENSATION

     Mr. Phillips receives a salary of $3,000 per month during the Company's last fiscal year for acting as the Company's President. No other director or officer has received any compensation nor are there any employment agreements in place.

Option Grants

     The following table sets forth certain information relating to options granted to the named executive officers:

Option/SAR Grants in Last Fiscal Year
Individual Grants

Name                  Number of      % of Total  Exercise     Expiration
                      Securities     Options     Price        Date
                      Underlying     Granted to  $/sh
                      Options        Employees
                      Granted        In Fiscal
                                     Year

Craig Phillips        25,000         20%          $1.10         1-15-2010

Joseph Ollivier       25,000         20%          $1.00         1-15-2010

Lynn Stratford        50,000         40%          $1.00         1-15-2010

Daniel S. Sam         25,000         20%          $1.00         1-15-2010

Aggregated Option/SAR Exercises in Last Fiscal Year
And FY-End Option/SAR Values

(a)             (b)           (c)             (d)             (e)
                                              Number of
                                              Securities      Value of
                                              Underlying      Unexercised
                                              Unexercised     In-the-Money
                                              Options/SARs    Options/SARs
Name            Shares        Value           at May 5, 2000  at FY-End ($)
                Acquired on   Realized ($)    Exercisable/    Exercisable/
                Exercise (#)                  Unexercisable   Unexercisable


Craig Phillips      -0-           -0-           25,000/0         0/0

Joseph Ollivier     -0-           -0-           25,000/0         0/0

Lynn Stratford     50,000         -0-                0/0         ---

Daniel S. Sam       -0-           -0-           25,000/0         0/0

     Because there is no current public market for our shares, we have deemed the Fair Market Value to be the exercise price of the option.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We borrowed $100,000 from Joseph Ollivier and signed a note for that amount with interest at 12% per year. Interest only is currently payable with the principal due in November 20, 2000.
We secured the note with pumping equipment that we own. The note has been paid in full.

     We also borrowed $100,000 from Daniel Sam and signed a note for that amount with interest at 12% per year. This note has also been paid in full.

                     PRINCIPAL STOCKHOLDERS

     The following table sets for the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of 222,222 should the minimum number of shares be sold and to reflect the sale of 1,000,000 should the maximum number of shares be sold.

     The table includes:
       each person known to us to be the beneficial owner of more than five percent of the outstanding shares each director of Mountain Oil
       each named executive officer of Mountain Oil all directors and executive officer of Mountain Oil as a group

Name & Address          # of Shares    % Before
                        Beneficially   Offering      % After Offering
                        Owned                      Minimum     Maximum

Craig K. Phillips        390,000        21.04%      18.79%     13.67%
P.O. Box 1622
Roosevelt, UT 84066

Joseph F. Ollivier       347,000        18.72%      16.72%     12.16%
3191 N. Canyon Rd.
Provo, UT 84604

Lynn Stratford           105,000         5.67%       5.06%      3.68%
4376 N. Churchill Dr.
Provo, UT 84604

Daniel S. Sam            390,000        21.04%      18.79%     13.67%
319 W. 100 S.
Vernal, UT 84078

All officers and       1,232,000        66.49%      59.37%     43.18%
Directors as a
Group (4 persons)

     The shares attributed to Lynn Stratford are held in the following names; 35,000 shares in the name LRS Unitrust, Lynn R. Stratford as Trustee, 40,000 shares in the name LRS Unitrust #3, Lynn R. Stratford as Trustee, and 20,000 shares in the name of Lynn R. Stratford.

                  DESCRIPTION OF THE SECURITIES

Common Stock

     We are authorized to issue up to 50,000,000 shares of common stock. As of May 22, 2000, there are 1,853,000 shares of common stock issued and outstanding.

     The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

     We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Preferred Stock

     We are authorized to issue up to 10,000,000 shares of preferred stock. As of May 5, 2000, there are no shares of preferred stock issued and outstanding.

     Our preferred stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by our Board of Directors. Our Board of Directors are expressly authorized to fix:

     *  Voting rights
     *  The consideration for which the shares are to be issued
     *  The number of shares constituting each series
     * Whether the shares are subject to redemption and the terms of redemption
     * The rate of dividends, if any, and the preferences and whether such dividends shall be cumulative or noncumulative
     * The rights of preferred stockholders regarding liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of Mountain Oil
     * The rights of preferred stockholders regarding conversion or exchange of shares for another class of our shares

Convertible Debenture

     We have sold convertible debentures to accredited investors for $825,000. These debentures are convertible to common stock at $1.50 per share (677 shares per $1,000 note) for a total of 550,000 shares of common stock. The notes are due on March 30,2002 and are convertible up to that time. The debentures pay interest at a rate of 7% per annum from the date of issuance.

Stock Options

     We have reserved 300,000 shares of common stock for issuance to key employees, officers, directors and consultants upon the exercise of options available for grant under our Long-Term Stock
Incentive Plan.

     Currently, we have granted options for 75,000 shares of common stock. The options are fully vested and are exercisable at $1.00 and $1.10 per share for a period of ten years. As of the date of this prospectus, options for 50,000 shares of common stock have been exercised at $1.00 per share.

     The sale of any shares upon exercise of the stock options could adversely affect the market price for our common stock.

Transfer Agent

     Interwest Transfer Company, Inc., 1981 E. 4800 S., Salt Lake
City, Utah 84124 is our transfer agent.

                SHARES AVAILABLE FOR FUTURE SALE

     As of the date of this prospectus, there are 1,853,000 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 222,222 shares of common stock will be freely tradeable if the minimum number of shares are sold and 1,000,000 shares of common stock will be freely tradeable if the maximum number of shares are sold. The remaining 1,853,000 shares of common stock will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

     Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of the company may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company ("Applicable Requirements"). Resales by the company's affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more that the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

     MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile.

                      PLAN OF DISTRIBUTION

     The officers and directors of the Company will sell the Common Shares offered hereunder on a "best efforts" basis. The Company has appointed Bonneville Bank, 1675 North 200 West, Provo, Utah 84604 as the escrow agent who will hold proceeds from the sale of shares until the minimum $500,000 has been received. If we have not received $500,000 within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, funds will be promptly returned to investors without interest and without any deductions. In order to buy our shares, you must completed and execute the subscription and make payment of the purchase price for each share purchased either in cash or by check payable to the order of Mountain Oil, Inc.

     Solicitation for purchase of our shares will be made only by means of this prospectus and communications with officers and directors of Mountain Oil who are employed to perform substantial duties unrelated to the offering, who will not receive any commission or compensation for their efforts, and who are not associated with a broker or dealer.

                          LEGAL MATTERS

     The legality of the issuance of the shares offered hereby and certain other matters will be passed upon for Mountain Oil by Lehman, Jensen & Donahue, L.C., Salt Lake City, Utah.

                             EXPERTS

     The financial statements of Mountain Oil as of March 31, 2000 (unaudited) and December 31, 1999 (audited), appearing in this Prospectus and Registration Statement have been prepared by Tanner & Co., independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                     ADDITIONAL INFORMATION

     We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Mountain Oil and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet web site.

                                          MOUNTAIN OIL, INC.
                               Index to Financial Statements


                                                  Page


Independent Auditor's report                       27

Balance sheet                                      28

Statement of operations                            29

Statement of stockholders' equity                  30

Statement of cash flows                            31

Notes to financial statements                      32

Schedules of supplementary information on
  oil and gas operations                           41

INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and
Stockholders of Mountain Oil, Inc.


We  have  audited  the accompanying  balance  sheet  of
Mountain  Oil,  Inc. as of December 31, 1999,  and  the
related statements of operations, stockholders' equity,
and  cash flows for the period from July 30, 1999 (date
of  inception)  to December 31, 1999.  These  financial
statements  are  the responsibility  of  the  Company's
management.   Our  responsibility  is  to  express   an
opinion on these financial statements based on our audit.

We  conducted  our audit in accordance  with  generally
accepted  auditing standards.  Those standards  require
that we plan and perform the audit to obtain reasonable
assurance  about whether the financial  statements  are
free  of  material  misstatement.   An  audit  includes
examining,  on  a test basis, evidence  supporting  the
amounts  and  disclosures in the financial  statements.
An   audit   also  includes  assessing  the  accounting
principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In  our  opinion, the financial statements referred  to
above  present  fairly, in all material  respects,  the
financial  position  of  Mountain  Oil,  Inc.   as   of
December  31,  1999, and the results of its  operations
and  its  cash flows for the period from July 30,  1999
(date of inception) to December 31, 1999 in conformity with generally accepted accounting principles.


                                   TANNER + CO.





Salt Lake City, Utah
February 2, 2000

                                                         MOUNTAIN OIL, INC.
                                                              Balance Sheet

                           March 31, 2000 (Unaudited) and December 31, 1999
---------------------------------------------------------------------------
                                                  2000
                                               (Unaudited)     1999

       Assets

Current assets:
  Cash                                          $  85,000     $ 512,000
  Accounts receivable                             117,000        78,000
  Subscription receivable                               -        10,000
  Prepaid expenses                                 16,000         1,000

          Total current assets                    218,000       601,000

Property and equipment, net                       654,000       417,000
Deposits                                           11,000        11,000

                                                $ 883,000   $ 1,029,000


     Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                              $ 129,000     $ 183,000
  Accrued expenses                                  4,000         4,000
  Related party notes payable                     100,000       200,000
  Current portion of long-term debt                     -        12,000

          Total current liabilities               233,000       399,000

Long-term debt                                     49,000        44,000

Commitments                                             -             -

Stockholders' equity:
 Preferred stock, no par value,
   authorized 10,000,000 shares;
   no shares issued or outstanding                      -             -
 Common stock, no par value,
   authorized 50,000,000 shares;
   1,803,000 shares issued and outstanding        603,000       603,000
 Accumulated deficit                               (2,000)      (17,000)

          Total stockholders' equity              601,000       586,000

                                                $ 883,000   $ 1,029,000

See accompanying notes to financial statements.

                                               MOUNTAIN OIL, INC.
                                          Statement of Operations

                Three Months Ended March 31, 2000 (Unaudited) and
           July 30, 1999 (Date of Inception) to December 31, 1999
--------------------------------------------------------------------

                                                 2000
                                              (Unaudited)     1999

Oil and gas sales                              $168,000     $ 77,000

Cost of sales                                    39,000       45,000

       Gross profit                             129,000       32,000

General and administrative expenses             (91,000)     (33,000)
Depreciation, depletion and
amortization expense                            (22,000)     (12,000)

       Income (loss) from operations             16,000      (13,000)

Interest expense                                 (4,000)      (4,000)
Other income                                      3,000            -

    Income (loss) before provision for
      income taxes                               15,000      (17,000)

Provision for income taxes                            -            -

       Net income (loss)                       $ 15,000    $ (17,000)

Income (loss) per common share -
   basic and diluted                            $   .01      $  (.02)

Weighted average number of common
 shares - basic and diluted                   1,803,000    1,106,000


See accompanying notes to financial statements.

                                               MOUNTAIN OIL, INC.
                                Statement of Stockholders' Equity

                Three Months Ended March 31, 2000 (Unaudited) and
           July 30, 1999 (Date of Inception) to December 31, 1999
-------------------------------------------------------------------------------

                      Preferred Stock    Common Stock      Accumulated
                    Shares   Amount     Shares    Amount  Deficit       Total

Balance at July 30,
 1999 (date of
 inception)              -    $  -           -      $  -    $   -       $   -

Issuance of common
 stock to the founders   -       -   1,200,000         -        -           -

Issuance of common
 stock for:
  Cash                   -       -     509,000   509,000        -     509,000
  Stock subscription
    receivable           -       -      10,000    10,000        -      10,000
  Equipment              -       -      84,000    84,000        -      84,000

Net loss                 -       -           -         -  (17,000)    (17,000)

Balance at
  December 31, 1999      -       -   1,803,000   603,000  (17,000)    586,000

Net income (unaudited)   -       -           -         -   15,000      15,000

Balance at March
 31, 2000 (unaudited)    -    $  -   1,803,000  $603,000  $(2,000)  $ 601,000


See accompanying notes to financial statements.

                                               MOUNTAIN OIL, INC.
                                          Statement of Cash Flows

               Three Months Ended March 31, 2000, (Unaudited) and
           July 30, 1999 (Date of Inception) to December 31, 1999


                                                   2000
                                               (Unaudited)    1999

Cash flows from operating activities:
  Net income (loss)                             $ 15,000    $(17,000)
  Adjustments to reconcile net income
   (loss) to net cash used in
   operating activities:
     Depreciation, depletion and amortization     22,000      12,000
     (Increase) decrease in:
       Accounts receivable                       (39,000)    (78,000)
       Prepaid expenses                          (15,000)     (1,000)
       Deposits                                        -     (11,000)
     Increase (decrease) in:
       Accounts payable                          (54,000)    (95,000)
       Accrued expenses                                -       4,000

          Net cash used in
          operating activities                   (71,000)   (186,000)

Cash flows from investing activities-
  purchase of property and equipment            (259,000)    (10,000)

Cash flow from financing activities:
  Proceeds from related party notes payable            -     206,000
  Payments on related party notes payable       (100,000)          -
  Payments on long-term debt                      (7,000)     (7,000)
  Collection of subscription receivable           10,000           -
  Proceeds from issuance of common stock               -     509,000

          Net cash (used in) provided by
          financing activities                   (97,000)    708,000

          Net (decrease) increase in cash       (427,000)    512,000

Cash, beginning of period                        512,000           -

Cash, end of period                             $ 85,000   $ 512,000

See accompanying notes to financial statements.

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements

                                                December 31, 1999


1.               Organization
Organization     The  Company  is incorporated   under  the
and              laws of the state of Utah and is primarily
Summary          engaged  in  the  business  of  acquiring,
of Significant   developing, producing and selling oil  and
Accounting       gas  products and properties to  companies
Policies         located in the continental United States.

                 Unaudited Financial Information
                 The unaudited financial statements include
                 the  accounts of the Company  and  include
                 all   adjustments  (consisting  of  normal
                 recurring  items),  which  are,   in   the
                 opinion of the management, necessary to present fairly the financial position as of March 31, 2000 and the results of operations and cash flows for the three months ended March 31, 2000. The results of operations for the three months ended are not necessarily indicative of the results to be expected for the entire year.

                 Cash and Cash Equivalents
                 For  purposes  of  the statement  of  cash
                 flows,  the  Company considers all  highly
                 liquid  investments  with  a  maturity  of
                 three   months   or  less   to   be   cash
                 equivalents.

                 Concentration of Credit Risk
                 Financial  instruments  which  potentially
                 subject  the  Company to concentration  of
                 credit  risk  consist primarily  of  trade
                 receivables.   In  the  normal  course  of
                 business,  the  Company  provides   credit
                 terms to its customers.  Accordingly,  the
                 Company     performs    ongoing     credit
                 evaluations of its customers and maintains
                 allowances for possible losses which, when
                 realized,  have been within the  range  of
                 management's expectations.  As more  fully
                 described in note 5, the Company generated
                 all of its revenue from one customer.  The
                 Company   has  aggregate  receivables   of
                 approximately $61,000 from this customer at December 31, 1999.

                 The  Company  maintains its cash  in  bank
                 deposit  accounts  which,  at  times,  may
                 exceed  federally  insured  limits.    The
                 Company has not experienced any losses in such account. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements
                                                        Continued


1.Organization   Oil and Gas Producing Activities
and              The   Company   utilizes  the   successful
Summary of       efforts  method of accounting for its  oil
Significant      and  gas producing activities.  Under this
Accounting       method,   all   costs   associated    with
Policies         productive    exploratory    wells     and
   Continued     productive  or  nonproductive  development
                 wells  are capitalized while the costs  of
                 nonproductive   exploratory   wells    are
                 expensed.   If an exploratory  well  finds
                 oil  and gas reserves, but a determination
                 that  such  reserves can be classified  as
                 proved   is  not  made  after   one   year
                 following  completion  of  drilling,   the
                 costs   of   drilling   are   charged   to
                 operations.       Indirect     exploratory
                 expenditures, including geophysical  costs
                 and annual lease rentals, are expensed  as
                 incurred.  Unproved oil and gas properties
                 that  are  individually  significant   are
                 periodically  assessed for  impairment  of
                 value,  and  a loss is recognized  at  the
                 time   of   impairment  by  providing   an
                 impairment  allowance.  Capitalized  costs
                 of producing oil and gas properties, after
                 considering  estimated  dismantlement  and
                 abandonment  costs  and estimated  salvage
                 values,  are  depreciated and depleted  by
                 the  unit-of-production  method.   Support
                 equipment and other property and equipment
                 are   depreciated  over  their   estimated
                 useful lives.

                 On  the  sale or retirement of a  complete
                 unit  of  a proved property, the cost  and
                 related      accumulated     depreciation,
                 depletion, and amortization are eliminated
                 from   the  property  accounts,  and   the
                 resultant gain or loss is recognized.   On
                 the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

                 On  the sale of an entire interest  in  an
                 unproved   property  for  cash   or   cash
                 equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually.
                 If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements
                                                        Continued


1.Organization   Property and Equipment
 and            Property  and equipment are stated  at  cost
 Summary of     less        accumulated        depreciation.
 Significant Depreciation is provided using the straight-Accounting line method over the estimated useful lives
 Policies       of    the    assets.     Expenditures    for
   Continued    maintenance  and repairs are  expensed  when
                incurred  and  betterments are  capitalized.
                When  assets are sold, retired or  otherwise
                disposed   of,  the  applicable  costs   and
                accumulated  depreciation,  depletion,   and
                amortization are removed from the accounts, and the resulting gain or loss is reflected in operations.

               Income Taxes
               Deferred  income taxes arise from  temporary
               differences   resulting  from   income   and
               expense   items   reported   for   financial
               accounting  and  tax purposes  in  different
               periods.   Deferred taxes are classified  as
               current  or  noncurrent,  depending  on  the
               classification    of    the    assets    and
               liabilities to which they relate.   Deferred
               taxes  arising  from  temporary  differences
               that  are  not  related  to  an  asset    or
               liability  are  classified  as  current   or
               noncurrent  depending  on  the  periods   in
               which   the   temporary   differences    are
               expected to reverse.

               Earnings Per Share
               The   computation  of  basic  earnings   per
               common   share  is  based  on  the  weighted
               average number of shares outstanding during the period.

               The  computation  of  diluted  earnings  per
               common   share  is  based  on  the  weighted
               average number of shares outstanding  during
               the    period   plus   the   common    stock
               equivalents  which  would  arise  from   the
               exercise   of  stock  options  and  warrants
               outstanding using the treasury stock  method
               and  the  average  market  price  per  share
               during    the    period.     Common    stock
               equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive.

               At December 31, 1999, the Company had no options or warrants outstanding.

               Revenue Recognition
               Revenue  is  recognized from  oil  sales  at
               such  time  as the oil is delivered  to  the
               buyer.   Revenue  is  recognized  from   gas
               sales  when  the  gas  passes  through   the
               pipeline  at  the well head.   Revenue  from
               overriding royalty interest is recognized when earned.

               The Company does not have any gas balancing arrangements.

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements
                                                        Continued


1.Organization Use  of  Estimates  in  the  Preparation  of
and            Financial Statements
Summary of     The  preparation of financial statements  in
Significant    conformity    with    generally     accepted
Accounting     accounting  principles  requires  management
Policies       to   make  estimates  and  assumptions  that
  Continued    affect  the  reported amounts of assets  and
               liabilities  and  disclosure  of  contingent
               assets  and liabilities at the date  of  the
               financial   statements  and   the   reported
               amounts of revenues and expenses during  the
               reporting  period.   Actual  results   could
               differ from those estimates.


2.Property     Property  and  equipment  consists  of   the
and            following at December 31, 1999:
Equipment
            Oil and gas properties (successful efforts method)    $ 174,000
            Oil and gas equipment                                   104,000
            Vehicles and equipment                                  118,000
            Building and land                                        29,000
            Office furniture and fixtures                             4,000

                                                                    429,000

               Less accumulated depreciation, depletion
                and amortization                                    (12,000)

                                                                   $417,000

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements
                                                        Continued


3.Long- Term   Long-term debt consists of the following  at
Debt           December 31, 1999:

            Mortgage payable, due in monthly installments of $300,
            including interest at 8%, secured by real property       $ 28,000

            Note payable to a finance company, due in
            monthly installments of $500, including interest at
            10.3%, secured by equipment                                22,000

            Note payable to an individual, bearing
            interest at 10%.  The note is unsecured
            and due on demand                                           6,000

                                                                       56,000

                       Less current portion                           (12,000)

                                                                      $44,000

            Future  maturities of long-term debt are as follows:

               Year Ending December 31


                   2000                            $12,000
                   2001                              6,000
                   2002                              7,000
                   2003                              7,000
                   2004                              7,000
                   Thereafter                       17,000

                                                   $56,000

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements
                                                        Continued


4. Income      The  provision for income taxes differs from
   Taxes       the  amount  computed at  federal  statutory
               rates as follows at December 31, 1999:

               Income tax benefit at statutory rate           $ 3,000
               Change in valuation allowance                   (3,000)

                                                              $     -

               Deferred tax assets (liabilities) are
               comprised of the following at December 31, 1999:

               Net operating loss carry forward               $ 3,000
               Valuation allowance                             (3,000)

                                                              $     -

               A valuation allowance has been recorded for the full amount of the deferred tax asset because it is more likely than not that the deferred tax asset will not be realized.

               As  of December 31, 1999, the Company had  a
               net    operating   loss   carryforward    of
               approximately  $17,000.  This carry  forward
               expires in 2019.  If substantial changes  in
               the  Company's ownership should occur, there
               would  be an annual limitation of the amount
               of   NOL   carry  forward  which  could   be
               utilized. The ultimate realization of this carry forward is due, in part, on the tax law in effect at the time and future events which cannot be determined.


5.Sales to     The  Company's  sales for  the  period  from
  Major        July   30,  1999  (date  of  inception)   to
  Customer     December 31, 1999 were all to one customer.


6.Related      Related party payables at December 31,  1999
  Party        consist     of     notes     payable      to
  Payables     officers/shareholders   totaling   $200,000.
               The  notes  bear interest at  rates  ranging
               from  11% to 12%.  The notes are secured  by
               property  and  equipment  and  are  due   on
               demand.

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements
                                                        Continued


7.Supplemental   Operations reflect actual amounts  paid  for
  Disclosures    interest and income taxes as follows:
  of Cash
  Flow                                  Three Months      July 30, 1999
  Information                              Ended       (Date of Inception)
                                         March 31,         to December
                                           2000             31, 1999
                                        (Unaudited)

                 Interest               $     4,000       $  4,000

                 Income taxes           $         -       $      -


               During the period July 30, 1999 (date of inception) to December 31, 1999:

                  *     The Company issued 84,000 shares of
                    common stock in exchange for equipment in the amount of $84,000.

                  *     The  Company acquired oil  and  gas
                    properties  and  related  equipment  in
                    exchange for accounts payable and long-term debt of $307,000.

                  *     The  Company acquired equipment  in
                    exchange for long-term debt of $28,000.

                  *     The Company issued 10,000 shares of
                    common  stock in exchange for  a  stock
                    subscription receivable which was collected subsequent to year end.

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements
                                                        Continued


8. Preferred   The  Company's preferred stock may be issued
    Stock      from  time  to  time in one or more  series,
               with  such  distinctive serial  designations
               as   may  be  stated  or  expressed  in  the
               resolution or resolutions providing for  the
               issue  of  such stock adopted from  time  to
               time  by  the Board of Directors.   In  such
               resolution or resolutions providing for  the
               issuance   of  shares  of  each   particular
               series, the Board of Directors is also expressly authorized to fix:

                  *    The right to vote

                  *    The consideration for which the shares
                    of such series are to be issued, the number of shares constituting such series and whether shares of such series shall be subject to redemption and the terms

                  *     The rate of dividends, the times at
                    which  dividends shall be payable,  and
                    preferences and whether such  dividends
                    shall be cumulative or noncumulative

                  *    The rights which the holders of shares
                    of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the corporation

                  *    The rights which the holder of shares
                    of such series shall have to convert such shares into or exchange such shares for shares of any other class or any other series of stock of the corporation


9.Fair Value     The  Company's financial instruments consist
  of Financial   of  cash,  receivables, payables, and  notes
  Instruments    payable.   The  carrying  amount  of   cash,
                 receivables  and payables approximates  fair
                 value  because of the short-term  nature  of
                 these  items.  The aggregate carrying amount
                 of   the  notes  payable  approximates  fair
                 value as the individual borrowings bear interest at market interest rates.

                                               MOUNTAIN OIL, INC.
                                    Notes to Financial Statements
                                                        Continued


10. Recent     In  June 1999, the FASB issued SFAS No. 137,
  Accounting   "Accounting  for Derivative Instruments  and
  Pronounce-   Hedging   Activities  -  Deferral   of   the
  ments        Effective  date of FASB Statement No.  133."
               SFAS   133   establishes   accounting    and
               reporting     standards    for    derivative
               instruments and requires recognition of  all
               derivatives as assets or liabilities in  the
               statement   of   financial   position    and
               measurement  of  those instruments  at  fair
               value.   SFAS  133  is  now  effective   for
               fiscal years beginning after June 15,  2000.
               The Company believes that the adoption of SFAS 133 will not have any material effect on the financial statements of the Company.

                                               MOUNTAIN OIL, INC.
                            Schedule of Supplementary Information
                                        on Oil and Gas Operations



The information on the Company's oil and gas operations as shown in this schedule is based on the successful efforts method of accounting and is presented in conformity with the disclosure requirements of Statement of Financial Accounting Standards No. 69 "Disclosures about Oil and Gas Producing Activities."

 Capitalized Costs Relating to Oil and Gas Producing Activities


                                                           December
                                                           31, 1999

   Proved oil and gas properties and related equipment     $ 278,000
   Unproved oil and gas properties                                 -

            Subtotal                                         278,000

   Accumulated depreciation, depletion and amortization
     and valuation allowances                                 12,000

                                                           $ 266,000


           Costs Incurred in Oil and Gas Acquisition,
             Exploration  and Development Activities


                                                    Period From
                                                  July 30, 1999
                                                     (Date of
                                                   Inception) to
                                                   December 31,
                                                     1999
   Acquisition of properties:
    Proved                                        $ 174,000
    Unproved                                      $       -
   Exploration costs                              $       -
   Development costs                              $       -

                                               MOUNTAIN OIL, INC.
                            Schedule of Supplementary Information
                                        on Oil and Gas Operations
                                                        Continued




         Results of Operations for Producing Activities


                                                   Period From
                                                  July 30,1999
                                                    (Date of
                                                  Inception) to
                                                  December 31,
                                                     1999

   Oil and gas sales                              $  77,000
   Production costs                                 (45,000)
   Exploration costs                                      -
   Depreciation, depletion and amortization and
    valuation provisions                            (10,000)

   Net income before income taxes                    22,000

   Income tax provision                              (3,000)

   Results of operations from producing activities
     (excluding corporate overhead and interest
      costs)                                      $   19,000

                                               MOUNTAIN OIL, INC.
  Schedule of Supplementary Information on Oil and Gas Operations
                                                        Continued




            Reserve Quantity Information (Unaudited)

The estimated quantities of proved oil and gas reserves disclosed in the table below are based upon estimates by Ralph L. Nelms, a petroleum engineer. Such estimates are inherently imprecise and may be subject to substantial revisions.

Revisions may occur because current prices of oil and gas and current costs of operating are subject to fluctuations, past performance of wells does not necessarily guarantee future performance and rates used to estimate decline of reserves could vary from that which is projected.


All quantities shown in the table are proved reserves and are located within the United States.


                                          Period From July 30,1999
                                          (Date of Inception) to
                                             December 31,1999
                                               Oil         Gas
                                              (bbls)      (mcf)

   Proved developed and undeveloped
     reserves:
        Beginning of period                        -          -
        Revision in previous estimates             -          -
        Discoveries and extension                  -          -
        Purchase in place                  1,068,000  1,396,000
        Production                            (2,000)  (150,000)
        Sales in place                             -          -

        End of period                      1,066,000  1,246,000

   Proved developed reserves:
        Beginning of period                        -          -
        End of period                         40,000     34,000

                                               MOUNTAIN OIL, INC.
  Schedule of Supplementary Information on Oil and Gas Operations
                                                        Continued




    Standardized Measure of Discounted Future Net Cash Flows
       Relating to Proved Oil and Gas Reserves (Unaudited)


                                                     Period From
                                                    July 30, 1999
                                                 (Date of Inception) to
                                                      December 31,
                                                          1999

   Future cash inflows                               $ 28,283,000
   Future production and development costs            (20,486,000)
   Future income tax expenses                          (2,651,000)

                                                        5,146,000

   10% annual discount for estimated timing of
   cash flows                                          (4,102,000)

   Standardized measure of discounted future
   net cash flows                                    $  1,044,000


The preceding table sets forth the estimated future net cash flows and related present value discounted at a 10% annual rate from the Company's proved reserves of oil, condensate and gas. The estimated future net revenue is computed by applying the period end prices of oil and gas (including price changes that are fixed and determinable) and current costs of development and production to estimated future production assuming continuation of existing economic conditions. The values expressed are estimates only, and may not reflect realizable values or fair market values of the oil and gas ultimately extracted and recovered. The ultimate year of realization is also subject to accessibility of petroleum reserves and the ability of the Company to market the products.

                                               MOUNTAIN OIL, INC.
                            Schedule of Supplementary Information
                                        on Oil and Gas Operations
                                                        Continued



             Changes in the Standardized Measure of
           Discounted Future Net Cash Flows (Unaudited)


                                                      Period From
                                                     July 30, 1999
                                                       (Date of
                                                     Inception) to
                                                      December 31,
                                                         1999

   Balance, beginning of period                       $      -
   Sales of oil and gas produced net of
    production costs                                   (30,000)
   Net changes in prices and production costs                -
   Extensions and discoveries, less related costs            -
   Purchase and sales of minerals in place           1,074,000
   Revisions of estimated development costs                  -
   Revisions of previous quantity estimate                   -
   Accretion of discount                                     -
   Net changes in income taxes                               -

   Balance, end of period                          $ 1,044,000

                             Form of
                     Subscription Agreement
                      [See Exhibit No. 15]

 [Outside back cover]

==================================  ====================================
Until _____________, 2000, all
dealers that effect
transactions in these
securities, whether or not                  $2,225,000
participating in this offering,
may be required to deliver a
prospectus.  This is in
addition to the dealers'
obligation to deliver a                 MOUNTAIN OIL, INC.
prospectus when acting as                     [logo]
underwriters and with respect
to their unsold allotments or
subscriptions.                           1,000,000 Shares
                                           Common Stock
-------------------------------          $.001 Par Value
TABLE OF CONTENTS
------------------------------

Prospectus Summary             2
Risk Factors                   2        ---------------------
Forward-Looking Statements     5               PROSPECTUS
Dilution and Comparative Data  5        ---------------------
Use of Proceeds                7
Capitalization                 8
Plan of Operation              8
Results of Operation          10
Business                      11
Oil and Gas Reserve
  Information                 14
Management                    20
Compensation                  21
Certain Relationships and
  Related Transactions        22
Principal Stockholders        22
Description of the Securities 23
Shares Available for Future
  Sale                        24
Market for Common Stock       24
Plan of Distribution          25
Legal Matters                 25
Experts                       25
Additional Information        25
Index to Financial Statements 26


No dealer, salesperson or other
person has been authorized to
give any information or to make
any representations other than
those contained in this
Prospectus and, if given or
made, such information or
representations must not be
relied upon as having been
authorized by the Company. This
Prospectus does not constitute
an offer to sell or a
solicitation of an offer to buy           __________________ 2000
any of the securities offered
hereby to whom it is unlawful
to make such offer in any
jurisdiction. Neither the
delivery of this Prospectus nor
any sale made hereunder shall,
under any circumstances, create
any implication that
information contained herein is
correct as of any time
subsequent to the date hereof
or that there has been no
change in the affairs of the
Company since such date.
====================================   ===================================

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with this Registration Statement. The Company will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange
Commission and NASD.

Securities and Exchange                 $    594.00
Commission Filing Fee
Printing Fees and Expenses                   10,000
Legal Fees and Expenses                      50,000
Accounting Fees and Expenses                 30,000
Blue Sky Fees and Expenses                   10,000
Trustee's and Registrar's Fees                5,000
Miscellaneous                                 5,725
TOTAL                                   $   111,319

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Utah Revised Business Corporations Act no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The Utah Revised Business Corporations Act provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter and Bylaws provide that the Company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Utah Revised Business Corporations Act and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

     The Charter and Bylaws provide that the Company will indemnify its directors and officers and may indemnify employees or agents of the Company to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Company. However, nothing in the Charter or Bylaws of the Company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Utah Revised Business Corporations Act provides that he shall be indemnified against reasonable expenses incurred in connection therewith.

                                I

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


     In August, 1999, we issued 1,200,000 shares of common stock to individuals for nominal consideration in connection with services rendered in the formation of Mountain Oil. We believe this transaction was exempt from registration pursuant to Section 4(2) of the Securities Act as an isolated transaction by an issuer not involving a public offering.

     In November, 1999 we issued 84,000 shares of common stock to an individual in exchange for equipment valued at $84,000. The shares were sold in reliance on Regulation D, Rule 506 and
Section 4(2) of the Securities Act in transactions by an issuer not involving a public offering.

     In December, 1999 we issued 509,000 shares of common stock for $509,000 cash to individuals. The shares were sold in reliance on Regulation D, Rule 506 and Section 4(2) of the Securities Act in transactions by an issuer not involving a public offering.

     In January, 2000 we issued 10,000 shares of common stock to individuals in exchange for a note for $10,000. The shares were sold in reliance on Regulation D, Rule 506 and Section 4(2) of the Securities Act in transactions by an issuer not involving a public offering.

     In April, 2000, we issued convertible debentures to individuals in exchange for $825,000. The debentures were issued in reliance on Regulation D, Rule 506 and Section 4(2) of the Securities Act in transactions by an issuer not involving a public offering.

     In May, 2000 we issued 50,000 shares to an officer and director upon exercise of an option for 50,000 shares. The exercise price was $1.00 per share and we received $50,000. The shares were issued in reliance on Section 4(2) of the Securities Act in an transaction by an issuer not involving a public offering.

ITEM 16. EXHIBITS.

Exhibits.

Exhibit  SEC Ref.  Title of Document                                Location
No.      No.

1        3.1          Articles of Incorporation                     Attached
2        3.1          Amended Articles of Incorporation             Attached
3        3.1          By-laws                                       Attached
4        5            Legal Opinion                                 Attached
5        10           Form of Convertible Note                      Attached
6        24           Consent of Tanner & Co., Certified            Attached
                        Public Accountants
7        27           Financial Data Schedule - December 31,1999    Attached
8        27           Financial Data Schedule - March 31, 2000      Attached
9        99           Options Issued to Management - Phillips       Attached
10       99           Options Issued to Management - Ollivier       Attached
11       99           Options Issued to Management - Stratford      Attached
12       99           Options Issued to Management - Sam            Attached
13       99           Stock Option Plan                             Attached
14       99           Escrow Agreement                              Attached
15       99           Subscription Agreement                        Attached

                               II

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i)  Include any prospectus required by section
     10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                               III

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Provo, Utah, on May 23, 2000.

                                   MOUNTAIN OIL, INC.

                                   By /s/ Craig K. Phillips, President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or Amendment has been signed below by the following persons in the capacities and on the dates indicated.


/s/ Craig K. Phillips, Chief        Date:  May 23, 2000
    Executive Officer and Director


/s/ Lynn Stratford, Director        Date:  May 23, 2000


/s/ Daniel S. Sam, Director         Date:  May 23, 2000


/s/ Joseph Ollivier, Chief          Date:  May 23, 2000
    Financial Officer and Director


                               IV